                                                                      EXHIBIT 12
                 SOUTHERN NATURAL GAS COMPANY AND SUBSIDIARIES

                       COMPUTATION OF RATIOS OF EARNINGS
                  FROM CONTINUING OPERATIONS TO FIXED CHARGES
                              TOTAL ENTERPRISE (a)





                                                        Years Ended December 31,
                                            ------------------------------------------------
                                                            (In Thousands)

                                              1995      1994      1993      1992      1991
                                            --------  --------  --------  --------  --------
Earnings from Continuing Operations:
   Income before income taxes               $134,124   $76,098  $127,617  $126,691  $119,326
   Fixed charges (see computation below)      49,679    48,385    59,171    49,131    46,596
                                            --------  --------  --------  --------  --------


Total Earnings Available for Fixed Charges  $183,803  $124,483  $186,788  $175,822  $165,922
                                            ========  ========  ========  ========  ========


Fixed Charges:
   Interest expense before deducting
       interest capitalized                 $ 46,859  $ 45,900  $ 56,599  $ 46,298  $ 42,957
   Rentals(b)                                  2,820     2,485     2,572     2,833     3,639
                                            --------  --------  --------  --------  --------


                                            $ 49,679  $ 48,385  $ 59,171  $ 49,131  $ 46,596
                                            ========  ========  ========  ========  ========


Ratio of Earnings to Fixed Charges               3.7       2.6       3.2       3.6       3.6
                                            ========  ========  ========  ========  ========



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(a)  Amounts include the Company's portion of the captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.